Exhibit 10.8

WEBSITE PROS INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered by and between KEVIN CARNEY (“Executive”) and WEBSITE PROS, INC. (the “Company”), a Delaware corporation. Executive and Company have executed this Agreement on June 1, 2005, and hereby agree and acknowledge that this Agreement will become effective on the effective date of the prospectus pertaining to the IPO (as defined below) (the “Effective Date”).

WHEREAS, Executive has been providing services to the Company under the terms of an Employment Agreement effective as of December 10, 2003 (the “Existing Agreement”);

WHEREAS, the Company anticipates it will consummate an initial public offering of its common stock pursuant to a registration statement on Form S-1 (the “IPO”);

WHEREAS, in connection with the IPO, the Company desires to terminate the Existing Agreement and to provide Executive with the compensation and benefits in return for his employment services as set forth herein; and

WHEREAS, in connection with the IPO Executive wishes to terminate the Existing Agreement and to provide personal services to the Company as an employee in return for the compensation and benefits as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows, effective as of the Effective Date:

1. EMPLOYMENT BY THE COMPANY.

1.1 Termination of Existing Agreement. The Existing Agreement is hereby terminated effective as of the Effective Date, without regard to any notice period or other termination requirements contained therein.

1.2 Title and Responsibilities. Subject to the terms set forth herein, Executive will be employed as the Company’s Chief Financial Officer. During his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company. Notwithstanding the foregoing, it is acknowledged and agreed that Executive shall be permitted to perform his duties and responsibilities as a principal of Atlantic Partners and may engage in civic and not-for-profit activities; provided, in each case that such activities do not materially interfere with the performance of his duties hereunder.

1.3 Executive Position. Executive will serve in an executive capacity and shall report to the Company’s Chief Executive Officer. Executive shall perform the duties of his executive position as required by the Chief Executive Officer and the Board of Directors (the “Board”).

1.4 At-Will Employment. Executive’s relationship with the Company is at-will. The Company shall have the right to terminate this Agreement and Executive’s employment with the Company at any time with or without Cause (as defined in Section 4), and with or without advance notice. In addition, the Company retains the discretion to modify the terms of Executive’s employment, including but not limited to position, duties, reporting relationship, office location, compensation, and benefits, at any time. Executive’s at-will employment relationship only may be changed in a written agreement approved by the Board and signed by Executive and a duly authorized officer of the Company. Executive also may be removed from any position he holds in the manner specified by the Bylaws of the Company and applicable law.

1.5 Company Employment Policies. The employment relationship between the parties shall continue to be governed by the general employment policies and procedures of the Company, including those relating to the protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.

2. COMPENSATION.

2.1 Salary. Executive shall receive for services to be rendered hereunder a base salary at an annualized rate of $175,000, payable on the Company’s standard payroll dates. Executive will be considered for annual increases in base salary in accordance with Company policy and subject to review and approval by the Compensation Committee of the Board (the “Committee”).

2.2 Stock Options. Except as set forth below, Executive’s current stock options are not affected by this Agreement and will remain in effect in accordance with the terms of the applicable stock option agreements and stock option plan(s). The parties agree that the Company will not provide Executive with any additional or new stock options in connection with his entering into this Agreement.

2.3 Target Bonus. Subject to annual review by the Committee, you shall be eligible for a target annual bonus of up to forty percent (40%) of your base salary (the “Target Bonus”). The Target Bonus shall be payable at the discretion of the Committee.

2.4 Standard Company Benefits. Executive shall be entitled to participate in the Company’s employee benefits and compensation plans which may be in effect from time to time and provided by the Company to its executives, under the terms and conditions of such benefit and compensation plans.

2.5 Executive Severance Benefit Plan. Executive acknowledges and agrees that he is not an “Eligible Employee” under the Company’s Executive Severance Benefit Plan.

3. CONFIDENTIAL INFORMATION. As a condition of his continued employment, Executive must continue to comply with the Proprietary Information and Inventions Agreement (the “Confidential Information Agreement”) he has executed previously. Nothing in this Agreement is intended to modify in any respect the Confidential Information Agreement, and the Confidential Information Agreement shall remain in full force and effect.

4. TERMINATION OF EMPLOYMENT; CHANGE OF CONTROL

4.1 Termination With Cause.

(a) Definition of Cause. For purposes of this Agreement, “Cause” shall mean (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) perpetration of a material fraud or act of dishonesty against the Company; (iii) persistent, willful and material breach of the Executive’s duties that has not been cured within 30 days after written notice from the Board or the Committee of such breach; or (iv) material breach of the Confidential Information Agreement that has not been cured within thirty (30) days after written notice from the Board or the Committee, or has caused irreparable damage incapable of cure.

(b) Termination for Cause. If the Company terminates Executive’s employment at any time for Cause, Executive’s salary shall cease on the date of termination, and Executive will not be entitled to any Severance Benefits (as defined below), severance pay, pay in lieu of notice or any other such compensation, any accelerated vesting of any stock, options or other stock awards, other than payment of accrued salary and such other benefits as expressly required in such event by applicable law or the terms of any applicable Company benefit plans.

(c) Termination Without Cause. If the Company terminates Executive’s employment at any time without Cause, Executive shall be eligible for the following severance benefits (the “Severance Benefits”): (i) the Company shall make a lump sum severance payment to Executive in an amount equal to twelve (12) months of Executive’s then-current base salary plus prior year’s bonus, subject to withholdings and deductions, (ii) the vesting of the shares of stock held by Executive (and the shares of stock subject to any options or other stock awards held by Executive) shall accelerate such that Executive’s shares shall be vested to the same extent as such shares would have been vested had Executive continued to be employed by the Company for an additional twelve (12) months, and (iii) if Executive timely elects COBRA health insurance coverage, the Company will reimburse Executive’s COBRA premiums for a maximum of either twelve (12) months following the date his employment terminates or until he becomes eligible for health insurance coverage from another source, whichever occurs sooner (provided that Executive must promptly inform the Company, in writing, if he becomes eligible for health insurance coverage from another source within twelve (12) months after the termination). Executive shall not be entitled to the Severance Benefits unless and until the release requirements set forth in Section 5 of this Agreement are satisfied.

4.2 Resignation With or Without Good Reason.

(a) Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean if (i) there is a material adverse change in the Executive’s position causing such position to be of materially reduced stature or responsibility, (ii) there is a reduction of the Executive’s base compensation, or (iii) the Executive’s is required to relocate his primary work location to a facility or location more than forty (40) miles from the primary work location on the date hereof.

(b) Executive’s Resignation. Executive may resign from his employment with the Company at any time, with or without advance notice, and with or without Good Reason (as defined below).

(c) Executive’s Resignation Without Good Reason. In the event that Executive resigns his employment without Good Reason, Executive will not be entitled to the Severance Benefits, severance pay, pay in lieu of notice or any other such compensation, any accelerated vesting of stock, options or other stock awards, other than payment of accrued salary and such other benefits as expressly required in such event by applicable law or the terms of any applicable Company benefit plans. Executive’s death or disability will be treated as Executive’s resignation without Good Reason.

(d) Executive’s Resignation for Good Reason. Executive may resign his employment for Good Reason so long as Executive tenders his resignation in writing to the Company within sixty (60) days after the occurrence of the event that forms the basis for his resignation for Good Reason. In the event that Executive resigns his employment for Good Reason, Executive will be eligible to receive the Severance Benefits, provided that, the release requirements set forth in Section 5 of this Agreement are satisfied.

4.3 Change of Control.

(a) Definition of Change of Control. For purposes of this Agreement, a “Change of Control” shall mean any of the following: (A) a sale, lease or other disposition in one transaction or a series of transactions, of all or substantially all of the assets of the Company, (B) a merger or consolidation in which the Company is not the surviving entity or if the Company is the surviving entity, as a result of which the shares of the Company’s capital stock are converted into or exchanged for cash, securities of another entity, or other property, unless (in any case) the holders of the Company’s outstanding shares of capital stock immediately before such transaction own more than fifty percent (50%) of the combined voting power of the outstanding securities of the surviving entity immediately after the transaction, (C) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, (D) the Company’s stockholders approve a plan or proposal to liquidate or dissolve the Company or (E) a person or group hereafter acquires beneficial ownership of more than fifty percent (50%) of the outstanding voting securities of the Company (all within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder).

(b) Change of Control Acceleration; Severance.

(i) If the Company undergoes a Change of Control, then the vesting of the shares of stock held by Executive (and the shares of stock subject to any options or other stock awards held by Executive) shall accelerate such that twenty percent (20%) of the shares that were unvested immediately prior to such Change of Control become immediately vested (the “Change of Control Acceleration”).

(ii) If following the effective date of a Change of Control either (x) the Company (or its successor) terminates Executive’s employment without Cause, or (y) Executive resigns with Good Reason, then Executive shall be eligible to receive the Severance Benefits; provided, however, that in lieu of the vesting acceleration described in Section 4.1(c)(ii) the vesting of the shares of stock held by Executive (and the shares of stock subject to any options or other stock awards held by Executive) shall accelerate such that an additional thirty percent (30%) of the shares that were unvested immediately prior to such Change of Control become immediately vested; and provided further, however, that the release requirements set forth in Section 5 of this Agreement are satisfied.

4.4 Cessation of Severance Benefits. If Executive violates the provisions of Sections 3 of this Agreement, any Severance Benefits and/or Change of Control Acceleration, or other benefits being provided to Executive will cease immediately, and Executive will not be entitled to any further compensation and benefits from the Company.

4.5 Application of Internal Revenue Code Section 409A. In the event that the Company determines that any of the Severance Benefits payments fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code as a result of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code. (The payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, in the event the payment of benefits pursuant to the Revised Payment Schedule would be subject to Section 409A(a)(1) of the Internal Revenue Code, the payment of such benefits shall not be paid pursuant to the Revised Payment Schedule and instead the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code. The Board may attach conditions to or adjust the amounts paid pursuant to this Section 4.4 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 4.4; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Internal Revenue Code.

5. RELEASE. As a condition of receiving the Severance Benefits and/or the Change of Control Acceleration under this Agreement to which Executive would not otherwise be entitled, Executive shall execute a release substantially in the form attached hereto as EXHIBIT A (the “Release”) (the Company shall determine the actual form of Release to be provided by Executive). Unless the Release is timely executed by Executive and delivered to the Company after the termination of Executive’s employment with the Company, Executive shall not receive any of the Severance Benefits and/or the Change of Control Acceleration provided for under this Agreement.

6. GENERAL PROVISIONS.

6.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission), delivery by express delivery service (e.g. Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by either party by written notice).

6.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

6.3 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.4 Entire Agreement. This Agreement, including its exhibits, constitutes the entire agreement between Executive and the Company regarding the subject matter hereof. As of the Effective Date, this Agreement supersedes and replaces any and all other agreements, promise, representation, written or otherwise, between Executive and the Company with regard to this subject matter. This Agreement is entered into without reliance on any agreement, promise, or representation, other than those expressly contained or incorporated herein, and, except for those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, the terms of this Agreement cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company which is approved by the Board.

6.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be deemed the equivalent of originals.

6.6 Headings and Construction. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof. For purposes of construction of this Agreement, any ambiguities shall not be construed against either party as the drafter.

6.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.

6.8 Attorney Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

6.9 Arbitration. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, or arising from or relating to Executive’s employment with the Company or the termination of Executive’s employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in Duval County, Florida and conducted by JAMS, Inc. (“JAMS”), under its then-applicable Rules and Procedures. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding at his expense. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear all fees for the arbitration, except for any attorneys’ fees or costs associated with Executive’s personal representation. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the provisions of this paragraph, the parties are not prohibited from seeking injunctive relief in a court of appropriate jurisdiction to prevent irreparable harm on any basis, pending the outcome of arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction.

6.10 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the State of Florida without regard to conflicts of laws principles.

6.11 Exhibits.

Exhibit A – Release Agreement

IN WITNESS WHEREOF, the parties have executed this EMPLOYMENT AGREEMENT effective as of the Effective Date written above.

WEBSITE PROS, INC.

By:	/s/ David L. Brown
David L. Brown
Chief Executive Officer

KEVIN CARNEY

/s/ Kevin Carney

EXHIBIT A

RELEASE AGREEMENT

I understand that my employment with WEBSITE PROS, INC. (the “Company”) terminated effective                     ,          (the “Separation Date”). The Company has agreed that if I choose to sign this Release Agreement (“Release”), the Company will pay me certain severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Employment Agreement (the “Agreement”) entered into and effective as of June 1, 2005, between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such severance benefits unless I sign this Release and allow it to become effective. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, I hereby generally and completely release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to or on the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, any claims based on or arising from the Agreement); (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended), and the California Fair Employment and Housing Act (as amended). Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have for any liabilities arising from my actions within the course and scope of my employment with the Company or within the course and scope of my role as a member of the Board of Directors of the Company.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraphs is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after the date that I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days within which to consider this Release

(although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days following the date that I sign this Release to revoke the Release by providing written notice of revocation to the Company’s Board of Directors; and (e) this Release will not be effective until the eighth day after this Release has been signed by me (“Effective Date”).

Understood and Agreed:

KEVIN CARNEY

Dated: